CARRINGTON LABORATORIES, INC.

                      INCENTIVE STOCK OPTION AGREEMENT



     This Agreement, made as of ______________, 19____, by and between CARRINGTON LABORATORIES, INC., a Texas corporation (the "Company"), and ___________________ ______________________ ("Employee"),


                           W I T N E S S E T H:


WHEREAS, it has been determined (i) that Employee is eligible to receive an incentive stock option under the Company's 1995 Stock Option Plan, as amended (the "Plan"), and (ii) that such an option should be granted to Employee;

NOW, THEREFORE, the Company and Employee hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings, respectively:

(a) "Affiliate" shall have the meaning set forth in Article I, Section 1.02(a) of the Plan and shall include any party now or hereafter coming within that definition.

(b)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

(c) "Commencement Date" shall mean the date which is one (1) year from the date of this Agreement. (By way of example, if the date of this Agreement were January 1, 1996, the Commencement Date would be January 1, 1997.)

(d) "Common Stock" shall have the meaning set forth in Article I, Section 1.02(e) of the Plan.

(e) "Expiration Date" shall mean the date which is ten (10) years from and inclusive of the date of this Agreement. (By way of example, if the date of this Agreement were January 1, 1996, the Expiration Date would be December 31, 2005.)

(f)  "Fair Market Value" shall have the meaning set forth in Article I,
Section 1.02(k) of the Plan.

2. Option. The Company hereby grants to Employee the option to purchase, on the terms hereinafter set forth, ____________ shares of the Company's Common Stock at a price of $_________ per share during the period beginning on the Commencement Date and ending on the first to occur of (i) the Expiration Date or (ii) the date on which the employment of Employee by the Company or any of its Affiliates terminates for any reason; provided, however, that

(a) if such employment terminates on or after the Commencement Date and on or before the Expiration Date, other than by reason of Employee's retirement, death or disability, then Employee may exercise this option, to the extent he was entitled to do so at the date of such termination of employment, at any time within thirty (30) days after the date of such termination but not after the Expiration Date; or

(b) if such employment terminates on or after the Commencement Date and on or before the Expiration Date by reason of Employee's becoming permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code), or by reason of Employee's death, then Employee (or Employee's legal representative, if Employee is legally incompetent), the executor or administrator of Employee's estate or anyone who shall have acquired this option by will or pursuant to the laws of descent and distribution may exercise this option, to the extent Employee was entitled to do so at the date of such termination, at any time within one (1) year after such termination but not after the Expiration Date; or

(c) if such employment terminates on or after the Commencement Date and on or before the Expiration Date by reason of Employee's retirement, Employee may exercise this option, to the extent he was entitled to do so at the date of such retirement, at any time within three (3) years after the date of such retirement; provided, however, that if Employee shall die within such three-year period, then the executor or administrator of Employee's estate or anyone who shall have acquired this option by will or pursuant to the laws of descent and distribution may exercise this option, to the extent Employee was entitled to do so at the date of his death, at any time within the first to expire of (i) two (2) years after the date of his death or (ii) three (3) years after the date of his retirement, but not after the Expiration Date in any event. Employee acknowledges that to the extent this option is exercised more than three months after his employment terminates by reason of his retirement, and unless Employee dies within such three-month period, this option will constitute a stock option that does not qualify as an incentive stock option under Section 422 of the Code, with the resulting federal income tax consequences.

Notwithstanding anything to the contrary herein, this option shall terminate immediately upon the termination of Employee's employment on account of fraud, dishonesty or the performance of other acts detrimental to the Company or an Affiliate, or if, following the date of termination of Employee's employment, the Company determines that there is good cause to cancel this option. A transfer of employment among the Company and any of its Affiliates without interruption of service shall not be considered a termination of employment for purposes of this Agreement.

The Stock Option Committee that administers the Plan shall have the authority to make, in its sole discretion, any and all determinations that are required to be made in connection with this Agreement regarding the reasons for or circumstances of the termination of Employee's employment with the Company or any Affiliate, including but not limited to the determinations of (1) whether Employee's employment by the Company or any of its Affiliates terminated by reason of Employee's retirement, death or disability or on account of fraud, dishonesty or the performance of other acts detrimental to the Company or whether there is good cause to cancel this option, and (2) what criteria or requirements, if any, should be applied in making the determinations described in clause (1) of this sentence.

3. Exercise During Employment. Except as provided in Section 2 hereof, this option may not be exercised unless Employee is at the time of exercise an employee of the Company or an Affiliate.

4. Exercisability. Subject to the provisions of Sections 2 and 3 hereof, this option may be exercised during the period beginning on the Commencement Date and ending on the Expiration Date in accordance with the following schedule:

(a) that number of whole shares of Common Stock which equals or most closely approximates (but does not exceed) 25% of the total number of shares covered by this option may be purchased in whole at any time, or in part from time to time, on or after the Commencement Date;

(b) an additional number of whole shares of Common Stock which equals or most closely approximates (but does not exceed) 25% of the total number of shares covered by this option may be purchased in whole at any time, or in part from time to time, on or after the date which is two (2) years from and inclusive of the date of this Agreement;

(c) an additional number of whole shares of Common Stock which equals or most closely approximates (but does not exceed) 25% of the total number of shares covered by this option may be purchased in whole at any time, or in part from time to time, on or after the date which is three (3) years from and inclusive of the date of this Agreement; and

(d) all remaining shares of Common Stock covered by this option may be purchased in whole at any time, or in part from time to time, on or after the date which is four (4) years from and inclusive of the date of this Agreement.

Notwithstanding any contrary indication in this Agreement,

(i) no fractional shares of Common Stock may be purchased upon exercise of this option; and

(ii) upon the occurrence of a Change in Control (as defined in the Plan) prior to the termination of this option, this option shall immediately and automatically become exercisable with respect to all of the shares of Common Stock, if any, as to which it was not already exercisable, and this provision shall be applicable regardless of whether such Change in Control occurs before or after the Commencement Date; provided, however, that this provision shall not be interpreted to increase the number of shares of Common Stock for which this option may be exercised by Employee if his employment by the Company or any of its Affiliates shall have terminated prior to the occurrence of such Change in Control. Employee acknowledges that the operation of this provision may have the effect of causing all or part of this option to constitute a stock option that does not qualify as an incentive stock option under Section 422 of the Code, with the resulting federal income tax consequences.

5. Manner of Exercise. This option may be exercised by written notice signed by the person entitled to exercise the same and delivered to the President of the Company or sent by United States registered mail addressed to the Company (for the attention of the President) at its corporate office in Irving, Texas. Such notice shall state the number of shares of Common Stock as to which this option is exercised and shall be accompanied by payment of the full purchase price of such shares, plus the amount of any federal, state or local taxes required by law to be paid or withheld in connection with such exercise.

6. Payment. The purchase price for shares of Common Stock purchased upon exercise of this option shall be paid in cash or by check in United States dollars.

7. Delivery of Shares. Delivery of the certificate or certificates representing the shares of Common Stock purchased upon exercise of this option shall be made promptly after the Company's receipt of notice of exercise and payment. If the Company so elects, its obligation to deliver shares of Common Stock upon the exercise of this option shall be conditioned upon its receipt from the person exercising this option of any additional documents that, in the opinion of the Company and its legal counsel, are required in order to comply with any applicable law.

8. Adjustments. In the event that, before delivery by the Company of all the shares of Common Stock in respect of which this option is granted, the Company shall have effected a Common Stock split or a dividend payable in Common Stock, or the outstanding Common Stock of the Company shall have been combined into a smaller number of shares, the shares of Common Stock still subject to this option shall be increased or decreased to reflect proportionately the increase or decrease in the number of shares outstanding, and the purchase price per share shall be decreased or increased to make the aggregate purchase price for all the shares then subject to this option the same as immediately prior to such stock split, stock dividend or combination. In the event of a reclassification of the shares of Common Stock not covered by the foregoing, or in the event of a liquidation or reorganization (including a merger, consolidation or sale of assets) of the Company, the Board of Directors of the Company shall make such adjustments, if any, as it may deem appropriate in the number, purchase price and kind of shares still subject to this option.

9. Transferability. This option is not transferable otherwise than by will or the laws of descent and distribution, and during the lifetime of Employee this option is exercisable only by Employee or, if Employee is legally incompetent, by Employee's legal representative.

10. Limit on Incentive Options. Employee acknowledges that if, under any circumstances, the aggregate Fair Market Value (determined, with respect to each option, as of its date of grant) of the number of shares of Common Stock that would first become eligible for purchase in any calendar year under all incentive stock options (including this option) granted to Employee after December 31, 1986 and on or before the date of this Agreement under the Plan or any other stock option plan of the Company or any Affiliate would exceed $100,000, then to the extent of such excess this option and/or such other incentive stock options may constitute options that do not qualify as incentive stock options under Section 422 of the Code, with the resulting federal income tax consequences. Such a result could occur because of, among other things, (i) the schedule upon which this option becomes exercisable in accordance with its terms, (ii) a discretionary acceleration of such schedule, or (iii) a mandatory acceleration of such schedule due to a Change in Control.

11. Disqualifying Disposition. Employee acknowledges that if shares purchased upon exercise of this option are sold or otherwise disposed of before the expiration of the later of one year after such shares are transferred to Employee or two years after the date of grant of this option, this option may not qualify as an incentive stock option under
Section 422 of the Code with respect to such shares, which may have certain federal income tax consequences both to Employee and to the Company. Accordingly, in such event Employee shall give written notice to the Company, on or about the date of each such sale or other disposition, specifying the date of such sale or other disposition, the nature of the transaction, and the amount of any consideration received or to be received by Employee as a result thereof.

12. Payment of Amounts Required to be Withheld. If for any reason the Company shall be required by law or agreement to withhold any amounts by reason of the grant or exercise of this option or the sale or other disposition of any shares purchased upon exercise hereof, Employee shall pay to the Company, at the time the Company is required to make such withholding, the full amount that the Company is required to withhold in respect of such grant, exercise or sale or other disposition.

13. Employment. Nothing in this Agreement confers upon Employee any right to continue in the employ of the Company or any Affiliate, nor shall this Agreement interfere in any manner with the right of the Company or any Affiliate to terminate the employment of Employee with or without cause at any time.

14. Option Subject to Plan. By execution of this Agreement, Employee agrees that this option and the shares of Common Stock to be received upon exercise hereof shall be governed by and subject to all applicable provisions of the Plan.

15. Construction. This option is intended to be treated as an incentive stock option under Section 422 of the Code. However, if for any reason this option shall not qualify as an incentive stock option, that fact shall not affect the validity of this option, which, to the extent that it does not constitute an incentive stock option under Section 422 of the Code, shall constitute a nonqualified stock option having all of the terms set forth in this Agreement, excluding the first sentence of this section. Neither the Company nor any of its shareholders, directors, officers, employees, agents, accountants or attorneys shall have any liability whatsoever to Employee or any other person resulting from any failure of this option to constitute an incentive stock option under Section 422 of the Code.

This Agreement is governed by, and shall be construed and enforced in accordance with, the laws of the State of Texas. Words of any gender used in this Agreement shall be construed to include any other gender, unless the context requires otherwise. The headings of the various sections of this Agreement are intended for convenience of reference only and shall not be used in construing the terms hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CARRINGTON LABORATORIES, INC.




By:____________________________________
    Carlton E. Turner, Ph.D., President




_______________________________________
Signature of Employee

_______________________________________
(Type or print name of Employee)

13653 09645 CORP 119525                          RECORD OF EXERCISE



DATE       NO. OF SHARES EXERCISED     INITIAL/AGREED


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